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                                                                    EXHIBIT 99.1

GRAY
Television, Inc.
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NEWS RELEASE                                                  SEPTEMBER 27, 2002

                              GRAY TELEVISION, INC.
                    ANNOUNCES PLANS FOR COMMON STOCK OFFERING

         Gray Television, Inc. (NYSE: GTN and GTN.A) announced today that it plans to commence a public offering of 27,500,000 shares of its Common Stock (ticker GTN), plus up to 4,125,000 shares to cover over-allotments, if any.

         The net proceeds of this offering of Gray Common Stock will be used primarily to finance the pending and previously announced merger with Stations Holding Company, Inc. We also intend to use any remaining proceeds for general corporate purposes, including capital expenditures, to meet working capital needs, to refinance our senior debt, to finance one or more acquisitions, including the pending and previously announced acquisition of KOLO-TV, or all or a combination of the above.

         The shares of Gray Common Stock to be sold in the planned offering will be sold pursuant to Gray's existing shelf registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell nor is it a solicitation of an offer to buy, in any state in which such offer, solicitation or sale would be unlawful. Deutsche Bank Securities Inc. and Merrill Lynch & Co. are acting as joint book-running managers for the offering. Bear, Stearns & Co. Inc. is acting as a co-lead manager for the offering. Allen & Company LLC, Wachovia Securities, Inc and SunTrust Robinson Humphrey are acting as co-managers for the offering.

         Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and operates ten CBS-affiliated television stations, three NBC-affiliated television stations, four daily newspapers, a wireless messaging and paging business and a satellite uplink and production business. The Company's current operations are concentrated in the South, Southwest and Midwest U. S.

FOR INFORMATION CONTACT:
BOB PRATHER                                           JIM RYAN
PRESIDENT AND CHIEF OPERATING OFFICER                 CHIEF FINANCIAL OFFICER
(404) 266-8333                                        (404) 504-9828